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                                                                     Exhibit 4.1


              CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES
         AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
                      OF THE SERIES A PREFERRED STOCK AND
              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         INTERACTIVE SYSTEMS WORLDWIDE INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the "Certificate") and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly approved and adopted by the Board of Directors of the Corporation pursuant to the unanimous written consent of all of the members thereof:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate, there is hereby created and authorized out of the authorized shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Corporation, 60,000 shares of a series of Preferred Stock designated as the Series A Preferred Stock (the "Series A Preferred Stock") having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions as are set forth in this Resolution as follows:

                                   ARTICLE 1
                                   DIVIDENDS

         The holders of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock, par value $0.001 per share (the "Common Stock"), of the Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock at a rate per annum equal to 6% applied to $1 per share of Series A Preferred Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

                                    ARTICLE 2
                                  VOTING RIGHTS

         Except as otherwise required by law or provided herein, a holder of Series A Preferred Stock shall be entitled (a) to a number of votes equal to the number of shares of Series A Preferred Stock held by such holder as of the record date for the determination of stockholders entitled to vote, (b) to vote on all matters on which the holders of the Common Stock are entitled to vote, and (c) to receive notice of any shareholders' meeting in accordance with the By-laws of the Corporation. Except as expressly required by law, the holders of Series A Preferred Stock and the Common Stock (and any other class of capital stock that by its terms votes together as a single class with the Common Stock and Series A Preferred Stock) shall vote together as a single class on all matters presented to shareholders and not as separate classes.
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                                    ARTICLE 3
                                CONVERSION RIGHTS

         Section 3.1. Definitions.

         Unless the context otherwise requires for the purposes of this resolution, the following capitalized words, terms and phrases have the meanings ascribed to them in this Section 3.1:

         "Affiliate" means, as applied to any entity, any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as applied to any entity, means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         "Closing Price" for each day means the last reported sale price or, in case no such reported sale takes place on such day, the closing bid, in either case on the principal national securities exchange (including, for purposes hereof, The Nasdaq Stock Market) on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last sale price for the Common Stock as quoted on the OTC Bulletin Board (the "OTCBB"), or if the Common Stock is not quoted on the OTCBB, the last sale price as quoted in the "pink sheets" published by the National Quotation Bureau, Inc. (the "Pink Sheets") or, if not available in the Pink Sheets, in a similar publication of national standing.

         "Conversion Rights" means the conversion rights set forth in this
Article 3.

         "Fair Market Value" on any date means the average of the daily Closing Prices for the ten (10) consecutive trading days immediately preceding the date in question or, if the Common Stock is not listed or admitted to trading on any national securities exchange, are not quoted on the OTCBB, and are not quoted in the Pink Sheets or any similar publication of national standing, the Fair Market Value on such date shall be the fair value per share of Common Stock on such date, as determined in good faith by the Board of Directors of the Corporation, whose determination shall be final, binding and conclusive.

         "Mandatory Conversion Event" means the occurrence of any of the following events:
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                  (A) the merger or consolidation of the Corporation into or with another corporation or entity, reorganization or sale of the Corporation, or sale of capital stock by the Corporation or its shareholders, in which the shareholders of the Corporation immediately preceding such merger, consolidation, reorganization or sale (solely by virtue of their shares or other securities of the Corporation) shall own less than fifty percent (50%) of the voting securities of the Corporation or the surviving corporation;

                  (B) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions or plan, of fifty percent (50%) or more of the assets of the Corporation, based on the fair market value of the Corporation's assets as determined by the Board of Directors of the Corporation, which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting capital stock of any subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole;

                  (C) the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

                  (D) the Transfer or attempted Transfer, by a holder of the Series A Preferred Stock of all or any portion of such shares, other than a Transfer to an Affiliate of such holder; or

                  (E) a "MultiGames Change of Control".

              "MultiGames" means MultiSports Games Development, Inc.

              "MultiGames Change of Control" means:

                  (A) the merger or consolidation of MultiGames into or with another corporation or entity, reorganization or sale of MultiGames, or sale of capital stock by MultiGames or its shareholder, in which the shareholders of MultiGames immediately preceding such merger, consolidation, reorganization or sale (solely by virtue of their shares or other securities of MultiGames) shall own less than fifty percent (50 %) of the voting securities of MultiGames or the surviving corporation; or

                  (B) the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of MultiGames.

         "Transfer" means any direct or indirect transfer, sale, assignment, pledge, encumbrance, tender, or otherwise grant, creation or suffrage of a lien in or upon, giving, placement in trust or otherwise disposing of by operation of law or any derivative transaction, including, without limitation, any short sale, collar, hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership or any agreement to do any of the foregoing.
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         Section 3.2. Optional Conversion.

         Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate of the Series A Preferred Stock (determined as provided in Section 3.4 below) by the number of shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted in accordance with the procedures described in Section 3.5 below. Notwithstanding the foregoing, a holder of Series A Preferred Stock may not exercise Conversion Rights pursuant to this Section 3.2 with respect to less than 10,000 shares (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) of the Series A Preferred Stock.

         Section 3.3. Automatic Conversion.

         Notwithstanding anything contained herein to the contrary, in the event that a Mandatory Conversion Event shall occur, all outstanding shares of the Series A Preferred Stock shall, without any action on the part of the holder thereof or the Corporation, be converted automatically into shares of Common Stock at the applicable Conversion Rate provided for in Section 3.4 below as of the date of the Mandatory Conversion Event. Such conversion shall be automatic, without need for any further action by the holders of the Series A Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Section 3.5 below. If at the time a Mandatory Conversion Event occurs, the Fair Market Value is equal to, or less than, the Target Price, than any outstanding shares of the Series A Preferred Stock shall be cancelled in full and the holders thereof shall not be entitled to receive any shares of Common Stock or any other consideration or value with respect to such shares of Series A Preferred Stock. Upon the conversion of the Series A Preferred Stock pursuant to this Section 3.3, the Corporation shall promptly send written notice thereof, by registered or certified mail return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Series A Preferred Stock at his or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Section 3.5 below.
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         Section 3.4. Conversion Rate.

         Subject to the provisions of this Article 3, the per share conversion rate in effect at any time with respect to the Series A Preferred Stock (the "Conversion Rate") shall be the product of (x) 10 and (y) the quotient obtained by dividing the In the Money Amount (defined below) by the Fair Market Value. Except as it may be adjusted in accordance with Sections 3.6 or 3.7, the "Target Price" shall be $15.00. The "In the Money Amount" shall be equal to (x) the Fair Market Value minus (y) the Target Price.

         Section 3.5. Mechanics of Conversion.

         Before any holder of Series A Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series A Preferred Stock are converted in accordance with Sections 3.2 or 3.3 above, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require, to) the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office of the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said conversion notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. The Corporation shall, as soon as practicable thereafter and in no event later than thirty (30) days after the delivery of said certificates, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder as provided in such notice, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion pursuant to Sections 3.2 or 3.3 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of conversion specified in such section. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his or its predecessors.

         Section 3.6. Adjustment for Subdivisions or Combinations of Common
Stock.

         In the event the Corporation at any time or from time to time after the date hereof effects a subdivision or combination of the outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series A Preferred Stock, then and in each such event the Target Price and the corresponding Conversion Rate shall be increased or decreased proportionately.

         Section 3.7. Adjustments for Distributions and Common Stock
Equivalents.

         In the event that the Corporation at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, or other securities or rights convertible into or entitling the holder thereof to receive additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents"), without payment of any consideration by such holder of such Common Stock Equivalents or the additional shares of Common Stock, and without a proportionate and corresponding dividend or other distribution to holders of Series A Preferred Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed, for purposes of this
Section 3.7, to be issued and outstanding as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date. In each such event the Target Price shall be decreased (and the corresponding Conversion Rate shall be proportionately increased) as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Target Price by a fraction:

         (a) The numerator of the multiplier fraction for the Target Price shall be the total number of shares of Common Stock issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding immediately before the time of such issuance or the close of business on such record date; and

         (b) The denominator of the multiplier fraction for the Target Price shall be the total number of shares of Common Stock (x) issued and outstanding or deemed pursuant to the terms hereof to be issued and outstanding (not including any shares described in clause (y) immediately below), immediately before the time of such issuance or the close of business on such record date, plus (y) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; provided, however, that:

                  (i) If such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Target Price (and the corresponding Conversion Rate) shall be recomputed accordingly as of the close of business on such record date and thereafter the Target Price (and the corresponding Conversion Rate) shall be adjusted pursuant to this
         Section 3.7 as of the time of actual payment of such dividend or distribution; or

                  (ii) If such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise thereof (or upon the occurrence of a record date with respect thereto), the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; or

                  (iii) Upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price (and the corresponding Conversion Rate) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or

                  (iv) In the event of issuance of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance thereof, no adjustments of the Conversion Price (or the corresponding Conversion Rate) shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon the adjustment otherwise required by this Section 3.7 shall be made in the manner provided herein.

         Section 3.8. De Minimis Adjustments; Fractional Shares; No Adjustment
                      for Dividends.


         (a) No adjustment to the Target Price (and, thereby, the Conversion
Rate) shall be made if such adjustment would result in a change in the Target Price of less than $0.15. Any adjustment of less than $0.15 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.15 or more in the Target Price.

         (b) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Common Stock shall be redeemed at the then effective Fair Market Value per share of Series A Preferred Stock, payable as promptly as possible when funds are legally available therefor.

         (c) Upon any conversion, no adjustment shall be made for dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered.

         Section 3.9. Certificate Regarding Adjustments.

         Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the Corporation's independent public accountants to verify such computation and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, (ii) the Target Price and the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at that time would be received upon the conversion of Series A Preferred Stock.

         Section 3.10. Notices of Record Date.

         In the event of any taking by the Corporation of a record of the holders of any class of securities other than Series A Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any Common Stock Equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten
(10) days before to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or rights.

         Section 3.11. Reservation of Stock Issuable Upon Conversion.

         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                                    ARTICLE 4
                               OPTIONAL REDEMPTION

         The Corporation shall have the right at any time on or after July 31, 2009, to redeem the outstanding shares of Series A Preferred Stock, in whole or in part, upon not less than ten (10) days notice, for a cash payment per share equal to 100% of the par value of such Series A Preferred Stock per share. A holder of shares of Series A Preferred Stock which are redeemed must surrender the certificate or certificates evidencing such shares to the Corporation at its registered office, or such other location as designated in writing by the Corporation, in order to receive the payment and, in the case of a redemption in part, certificates(s) for any shares not redeemed, to which such holder is entitled by reason of such redemption. In the event of a redemption in part, new certificates representing the number of shares of Series A Preferred Stock outstanding after giving effect to the redemption in part shall be issued in the name of the registered holder of the shares of Series A Preferred Stock so partially redeemed.

                                    ARTICLE 5
                                     GENERAL

         Section 5.1. Future Issuances

         If any other class or series of preferred or special shares or series of Preferred Stock whether ranking prior to or on a parity with or junior to Series A Preferred Stock as to dividends or in liquidation, shall be created, either by or pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), nothing in the Certificate of Incorporation shall prevent the holders of any such other class or series of preferred or special shares or series of Preferred Stock from being given any other powers, preferences and relative, participating, optional and other special rights, including any that are senior to those granted to the Series A Preferred Stock hereunder, authorized by law and the Certificate of Incorporation (as the same may hereafter be amended).

         Section 5.2. Legend.

         Each certificate evidencing a share of the Series A Preferred Stock shall contain legends substantially to the following effect (and any Transfer of any such shares shall be subject to the following):

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON OTHER THAN TO CERTAIN AFFILIATES OF THE REGISTERED HOLDER AND AS PERMITTED BY THE CERTIFICATE OF DESIGNATION FOR THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE."

                  "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER."

         IN WITNESS WHEREOF, the undersigned has signed this Certificate as of July 31, 2002.

                                         INTERACTIVE SYSTEMS WORLDWIDE INC.



                                         By:  /s/ Barry Mindes
                                              -----------------------
                                              Name: Barry Mindes
                                              Title: Chairman